EXHIBIT 99.1

Acura Pharmaceuticals, Inc. Announces the Retirement of William A. Sumner From Board of Directors

PALATINE, Ill., July 8, 2011 (GLOBE NEWSWIRE) -- Acura Pharmaceuticals, Inc. (Nasdaq:ACUR) announced today William A. Sumner has retired as a member of our Board of Directors and affiliated subsidiary after 14 years of service. Mr. Sumner has agreed to serve as Director Emeritus following his resignation. In such capacity, Mr. Sumner may attend Board and Committee meetings and participate in the discussion of matters at such meetings, but he will not have voting rights on any such matters.

Mr. Sumner has been a member of our Board of Directors since August, 1997 and joined after a long and distinguished career in the pharmaceutical industry. From 1974 until his retirement in 1995, Mr. Sumner held various positions within Hoechst-Roussel Pharmaceuticals, Inc., including Vice President and General Manager, Dermatology Division from 1991 through 1995, Vice President, Strategic Business Development, from 1989 to 1991 and Vice President, Marketing from 1985 to 1989. Since his retirement from Hoechst-Roussel Pharmaceuticals, Inc. in 1995, Mr. Sumner has served as a consultant in the pharmaceutical industry.

As a member of Acura's Board, Mr. Sumner helped to oversee the transformation of Acura from a troubled generic pharmaceutical manufacturer to a branded specialty pharmaceutical company engaged in research of proprietary technologies to address the abuse and misuse of pharmaceutical products.

Remarking on the Mr. Sumner's retirement, Richard Markham, Chairman of the Board stated, "We are very grateful to Bill for his many years of outstanding service to the Company. Bill's willingness to serve as Director Emeritus will allow the Board to continue to avail itself of his wisdom, judgment and experience."

The vacancy on our Board created by Mr. Sumner's retirement will remain until the Board appoints a successor.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of product candidates intended to introduce limits or impediments to abuse and misuse utilizing our proprietary Aversion® and Impede® Technologies.

The Acura Pharmaceuticals, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4847

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Acura Pharmaceuticals, Inc. disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, each of which is on file with the U.S. Securities and Exchange Commission.

CONTACT: Acura Pharmaceuticals Contact:
         Peter A. Clemens, SVP  & CFO
         847-705-7709